EXHIBIT 5.1

DAVID M. BOVI, P.A.

David M. Bovi	The Comeau Building
Counselor At Law	319 Clematis Street● Suite 700
LL.M. Securities Regulation	West Palm Beach, FL 33401

Phone (561) 655-0665	dmbpa@bellsouth.net
Fax (561) 655-0693

December 30, 2010

Board of Directors

SMTP, Inc.

95 Fulkerson Street
Cambridge, Massachusetts 02141

Re:

SMTP, Inc.

Registration Statement on Form S-1

Gentlemen:

SMTP, Inc. (the “Company”) has requested that we render the opinion set forth in this letter in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and issuance of a maximum of 400,000 shares (the “Shares”) of common stock, par value $.001 per share, being offered by the Company.

In rendering this opinion, we have examined and relied upon copies of such documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies. Based upon the foregoing examination, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ David M. Bovi, P.A.

David M. Bovi, P.A.